Filed Pursuant to Rule 433
Dated May 10, 2007
Registration Nos. 333-135919, 333-135919-01, 333-135919-02, 333-135919-03 and 333-135919-04

Mellon Funding Corporation

(Guaranteed by Mellon Financial Corporation)

$250,000,000

5.20% Senior Notes due 2014

Final Term Sheet

Issuer:	Mellon Funding Corporation

Guarantor:	Mellon Financial Corporation

Expected Ratings:	Aa3/A+/AA- (stable/stable/positive)

Title of Securities:	5.20% Senior Notes due 2014

Aggregate Principal Amount:	$250,000,000

Trade Date:	May 10, 2007

Settlement Date:	May 15, 2007 (T+3)

Maturity:	May 15, 2014

Interest Rate:	5.20%

Interest Payment Dates:	Each May 15 and November 15, commencing November 15, 2007

Price to Public:	99.768%

Purchase Price by Underwriters:	99.518%

Re-offer Spread to Benchmark Treasury:	plus 64 basis points

Benchmark Treasury:	4.750% US Treasury due May 15, 2014

Treasury Price:	Par 28+

Benchmark Treasury Yield:	4.60%

Re-offer Yield:	5.24%

Net Proceeds to Issuer:	$248,795,000

CUSIP:	585515 AG4

ISIN:	US585515AG42

Day Count:	30/360

Denominations:	$2,000 and integral multiples of $1,000

Joint Bookrunners (active):	Bear, Stearns & Co. Inc. UBS Securities LLC

Joint Bookrunners (passive):	Banc of America Securities LLC Lehman Brothers Inc.

Co-Manager:	BNY Capital Markets, Inc.

Allocation: Bear, Stearns & Co. Inc. UBS Securities LLC Banc of America Securities LLC Lehman Brothers Inc. BNY Capital Markets, Inc.	Principal Amount $68,750,000 $68,750,000 $43,750,000 $43,750,000 $25,000,000

Total:	$250,000,000

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bear, Stearns & Co. Inc. toll free at 1-866-803-9204 or UBS Securities LLC toll free at 1-888-722-9555 ext. 1088.

Filed Pursuant to Rule 433
Dated May 10, 2007
Registration Nos. 333-135919, 333-135919-01, 333-135919-02, 333-135919-03 and 333-135919-04

Mellon Funding Corporation

(Guaranteed by Mellon Financial Corporation)

$250,000,000

Floating Rate Senior Notes due 2014

Final Term Sheet

Issuer:	Mellon Funding Corporation

Guarantor:	Mellon Financial Corporation

Expected Ratings:	Aa3/A+/AA- (stable/stable/positive)

Title of Securities:	Floating Rate Senior Notes due 2014

Aggregate Principal Amount:	$250,000,000

Trade Date:	May 10, 2007

Settlement Date:	May 15, 2007 (T+3)

Maturity:	May 15, 2014

Index:	Three-month LIBOR

Margin:	+15 basis points

Discount Margin:	+15 basis points

Interest Reset Period:	Quarterly

Interest Reset Dates:	Each February 15, May 15, August 15 and November 15

Interest Payment Dates:	Each February 15, May 15, August 15 and November 15, commencing August 15, 2007

Interest Determination Dates:	On the second business day prior to each Interest Reset Date

Price to Public:	100%

Purchase Price by Underwriters:	99.75%

Net Proceeds to Issuer:	$249,375,000

CUSIP:	585515 AH2

ISIN:	US585515AH25

Day Count:	Actual/360

Denominations:	$2,000 and integral multiples of $1,000

Joint Bookrunners (active):	Bear, Stearns & Co. Inc. UBS Securities LLC

Joint Bookrunners (passive):	Banc of America Securities LLC Lehman Brothers Inc.

Co-Manager:	BNY Capital Markets, Inc.

Allocation: Bear, Stearns & Co. Inc. UBS Securities LLC Banc of America Securities LLC Lehman Brothers Inc. BNY Capital Markets, Inc.	Principal Amount $68,750,000 $68,750,000 $43,750,000 $43,750,000 $25,000,000

Total:	$250,000,000

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bear, Stearns & Co. Inc. toll free at 1-866-803-9204 or UBS Securities LLC toll free at 1-888-722-9555 ext. 1088.